Exhibit 99.1


 Inland Steel Industries, Inc.
 30 West Monroe Street
 Chicago, Illinois 60603

 INLAND STEEL INDUSTRIES, INC.                                    NEWS RELEASE
                               For additional information: Patrick J. Unzicker
                                                           (773) 762-2153 x3206

 For Immediate Release


         INLAND STEEL INDUSTRIES, INC. OFFERS TO ACQUIRE THE PUBLIC
    SHARES OF RYERSON TULL, INC. AND AUTHORIZES ADDITIONAL SHARE REPURCHASE

      Chicago, IL (September 23, 1998) -- Inland Steel Industries, Inc. (NYSE: IAD) announced today that its Board of Directors has approved a proposal to acquire all of the outstanding publicly held shares of Ryerson Tull, Inc. (NYSE: RT). Under the proposal, each publicly held share of Class A Common Stock of Ryerson Tull would be exchanged for 0.54 of a share of Inland common stock pursuant to a merger between Ryerson Tull and Inland or a subsidiary of Inland.

      The proposal is directed to the special committee of independent directors of Ryerson Tull, which will negotiate the terms of a merger. If an agreement is reached with the special committee, the merger would be subject to, among other things, the approval of the shareholders of Ryerson Tull. Inland currently is the holder of stock representing approximately 87 percent of the economic interest in Ryerson Tull.

      Separately, Inland announced that to date it has repurchased approximately 1.4 million shares of Inland common stock pursuant to a previously announced plan to repurchase up to 2.35 million shares of its common stock. Inland also announced that, in addition to this prior authorization, its Board of Directors has authorized the company to further repurchase up to an additional 2.5 million shares of its common stock.

      Inland Steel Industries is the holder of stock representing approximately 87% of the economic interest in Ryerson Tull, Inc. which is, in turn, the sole stockholder of Joseph T. Ryerson & Son, Inc. and J.M. Tull Metals Company, Inc. Ryerson and Tull are leading steel service, distribution and materials processing organizations. Ryerson Tull, Inc. is the largest metals service center in the United States based on sales revenue, with 1997 sales of $2.8 billion and a current U.S. market share of approximately 10%, based on Ryerson Tull, Inc.'s analysis of data prepared by the Steel Service Center Institute. Ryerson Tull, Inc. distributes and processes metals and other materials throughout the continental United States.